Exhibit 10.1

THIS SEPARATION AGREEMENT is made as of January 18, 2017 (the “Agreement”)

BETWEEN:

CANADIAN PACIFIC RAILWAY LIMITED (the “Company”)

- and -

E. HUNTER HARRISON (the “Executive”)

RECITALS:

A.	The Company and the Executive are party to an employment agreement dated June 28, 2012, as amended on May 5, 2014 (the “Employment Agreement”).

B.	The Company and the Executive contemplated that the Executive would retire on June 30, 2017. The Company and the Executive entered into a consulting agreement on July 25, 2016 (the “Consulting Agreement”) pursuant to which the Executive has agreed to provide consulting services to the Company following his retirement.

C.	The Executive approached the Company’s board of directors (the “Board”) to see if modifications could be made to his Employment Agreement that would allow him to pursue other opportunities, which would include opportunities involving certain other Class 1 Railroads. In order to pursue such opportunities, the Executive wishes to be released from certain non-competition and non-solicitation restrictions contained in his Employment Agreement.

D.	The Board established a special committee of independent directors (the “Special Committee”) to conduct discussions on behalf of the Company with the Executive relating to the Executive’s separation from the Company.

E.	Upon the recommendation of the Special Committee, the Board has determined that it is in the best interests of the Company to provide a limited waiver of the non-competition and non-solicitation covenants in the Employment Agreement to enable the Executive to pursue other opportunities, which include opportunities involving certain other Class 1 Railroads, in exchange for the forfeiture by the Executive of certain benefits and equity awards and his agreement to certain other terms and conditions.

NOW, THEREFORE in consideration of the foregoing and the promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged and intending to be legally bound by this Agreement the undersigned agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings ascribed to such terms in the Employment Agreement.

2.	Termination. The Executive’s employment with the Company is terminated effective January 31, 2017 (the “Resignation Date”).

3.	Limited Waiver of Non-Competition and Non-Solicitation. Section 7 of the Employment Agreement is replaced in its entirety by the following:

Non-Solicitation of Employees/Covenants Against Competition

(a) The Executive acknowledges that by reason of his employment the services he renders to the Company are of a special or unusual character with a unique value to the Company, the loss of which the Company believes cannot adequately be compensated by damages in an action at law. In view of the Confidential Information known or to be obtained by, or disclosed to the Executive, as set forth above, and as a material inducement to the Company to enter into this Agreement, the Executive covenants and agrees during his employment with the Company and during the Covenant Period (as defined below), the Executive will not, except as otherwise authorized by this Agreement, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, whether in corporate proprietorship or partnership form or otherwise, any of CN, BNSF Railway Co. or Union Pacific Railroad, provided, however, that the restrictions contained in this Agreement shall not restrict the acquisition by the Executive, directly or indirectly, of less than 2% of the outstanding capital stock of any of CN, BNSF Railway Co. or Union Pacific Railroad.

As used herein, the “Covenant Period” shall mean the period of the Executive’s employment with the Company and thirty six (36) months following the termination of the Executive’s employment, regardless of the reason for termination.

(b) The Executive further covenants and agrees that during the Covenant Period, the Executive shall not, directly or indirectly cause, solicit, induce or encourage any employee of the Company at the level of Manager or above to leave such employment or hire, employ or otherwise engage any such individual, other than the Company’s current Chief of Staff. For purposes of this Section 7(b), general newspaper and other media advertisements shall not be considered solicitation of Company employees, but hiring such persons so solicited shall not be permitted in violation of the prior sentence.

4.	Unpaid Salary, Bonus, Accrued Vacation and Expenses. On or prior to the first regular payroll date of the Company following the Resignation Date, the Company shall pay the Executive a lump sum amount equal to (i) any accrued but unpaid base salary, (ii) any unpaid or unreimbursed business expenses, (iii) any accrued but unused vacation, and (iv) any other amounts owing, but still unpaid, to the Executive up to the Resignation Date. The Company shall pay the Executive his cash bonus with respect to 2016 on the date active named executive officers of the Company are paid their bonus for 2016 in an amount based purely on corporate results with no negative discretion. The Executive shall not be eligible for any bonus for the 2017 calendar year.

5.	Surrender of Equity Awards and Forfeiture of Benefits. A complete list of all equity awards granted to the Executive by the Company and outstanding as of the Resignation Date is set forth on Schedule A. In consideration of the limited waivers set out in Section 3 of this Agreement, the Executive agrees to (i) forfeit all pension and post-retirement benefits, other than under the registered pension plan(s), if any, (ii) forfeit all health benefits, including retiree medical benefits and Medicare supplement policy for the Executive or his spouse, provided that the Executive’s medical benefits under the Company’s health plans will terminate on February 28, 2017, other than COBRA rights (which the Company represents and warrants the Executive and his dependents shall have available) and (iii) forfeit all other benefits and perquisites the Executive is entitled to receive from the Company of any kind or nature whatsoever other than tax equalization entitlements as provided in the Employment Agreement. The Executive agrees to surrender for cancellation his vested PSUs granted on January 31, 2014 in exchange for a cash payment of US$4,806,470 on or prior to the first regular payroll date of the Company following the Resignation Date. The Executive also agrees to surrender for cancellation all of the Executive’s remaining PSUs and vested and unvested options and DSUs as set out on Schedule A, other than the Specified Number (as defined below) of the 650,000 vested options (the “Retained Options”) granted to the Executive pursuant to the standalone option agreement dated June 26, 2012, as amended on May 5, 2014 (the “Option Agreement”). The “Specified Number” shall be the number of options obtained by subtracting US$55,000,000 from the value, based on the closing price of the Company’s common stock on the New York Stock Exchange (“NYSE”) on January 30, 2017, of all options and DSUs that are vested or would vest prior to the Resignation Date (the “Remaining Amount”), and dividing the Remaining Amount by the difference between the closing price of the Company’s common stock on the NYSE on January 30, 2017 and the exercise price of the options, with currency conversion as appropriate in accordance with Company practice.

6.	Cashless Exercise of Retained Options. The Executive and the Company agree that, notwithstanding the fact that the Executive’s Retained Options are not exercisable until June 26, 2017, the Board hereby permits the Executive to exercise the Retained Options on the Resignation Date or thereafter and the Executive will elect a “cashless” exercise of the Retained Options on the Resignation Date (or as soon thereafter as legally permitted) in accordance with Section 4.3 of the Option Agreement.

7.	Sale of Company Shares. The Executive agrees to sell all of the shares of the Company owned, directly or indirectly, by the Executive by no later than May 31, 2017.

8.	Indemnification and Insurance. All rights of indemnification and director and officer liability insurance coverage in respect of the Executive under the Employment Agreement or otherwise shall remain in full force and effect.

9.	Confidentiality and Return of Confidential Information. The Executive agrees that he will continue to be bound by the confidentiality obligations contained in Section 5 of the Employment Agreement following the Resignation Date. The Executive agrees to promptly deliver to the Company all documents, media and other items in his possession containing Confidential Information, including all complete or partial copies, recording, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein in accordance with Section 6 of the Employment Agreement. The Executive may retain his address book and cell phone number.

10.	Standstill. The Executive agrees that for a period of thirty six (36) months following the Resignation Date, he shall not, directly or indirectly, or jointly or in concert with any person, (i) purchase, offer or agree to purchase any securities, direct or indirect rights or options to acquire securities or, except in the ordinary course, assets of the Company; (ii) enter into, offer or agree to enter into or engage in any discussions or negotiations with respect to any acquisition or other business combination transaction relating to the Company, or any acquisition transaction relating to all or, except in the ordinary course, part of the Company’s assets, or propose any of the foregoing; (iii) solicit proxies from the Company’s shareholders or otherwise attempt to influence the conduct of the Company’s shareholders or the voting of any of the Company’s voting securities; (iv) form, join or in any way participate in any group acting jointly or in concert with respect to the foregoing; (v) seek any modification to or waiver of the foregoing, other than on a confidential basis that will not require the Company to make a public announcement; (vi) seek, propose or otherwise act alone or in concert with others, to influence or control the management, board of directors or policies of the Company; (vii) make any public announcement, or take any action which could require the Company to make any public announcement, with respect to any of the foregoing; (viii) advise, assist or encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; or (ix) disclose any intention, plan or arrangement, or take any action inconsistent with the foregoing.

11.	Resignation and Release. In accordance with Section 9 of the Employment Agreement, the Executive agrees to resign from all positions held by him with the Company and its subsidiaries effective as of the Resignation Date and agrees to execute and deliver a full and final release of the Company in the form annexed hereto as Schedule B.

12.	Termination of Consulting Agreement. The Company and the Executive acknowledge that the condition precedent to the Consulting Agreement taking effect will not be met as a result of the Executive’s resignation prior to June 30, 2017. Accordingly, the Company and the Executive agree that the Consulting Agreement is terminated and cancelled without any notice or compensation in lieu of notice effective as of the Resignation Date, including cancelation of any restrictive covenants therein.

13.	Deemed Breach by Executive.

The Executive agrees that he will be deemed to be in breach of the non-competition, non-solicitation, standstill and confidentiality obligations set out in Sections 5 through 7 of the Employment Agreement, as amended by Section 3 of this Agreement, as well as Sections 9 and 10 of this Agreement, as applicable (the “Obligations”), if (i) he subsequently becomes engaged as an employee, director, consultant, investor or otherwise in any entity (the “Subsequent Employer”) and (ii) the Subsequent Employer takes any action while the Executive is so engaged where (A) the Executive could reasonably be expected to have had the ability to control the decision or, unless the Executive opposes the decision, substantially influences the decision to take any such action, (B) the taking of such action by the Subsequent Employer would constitute a breach of any of the Obligations if the actions were taken directly by the Executive, (C) other than with respect to hiring personnel, the action is not one taken in the ordinary course consistent with the past practice of the Subsequent Employer’s business and (D) the action does not involve the exercise by the Subsequent Employer of an existing contractual right as of the date the Executive becomes engaged with the Subsequent Employer, provided that a breach shall be deemed to occur only if the Company gives written notice to the Executive of the breach and the breach is not cured within 10 business days of receipt of such notice. If the Executive breaches or is deemed to be in breach of any of the provisions listed in this Section 13, the limited waiver of the Executive’s non-competition and non-solicitation obligations set out in Section 7 of the Employment Agreement, as amended by Section 3 of this Agreement, shall be revoked, and the Company shall be entitled to injunctive relief and/or damages from the Executive personally in accordance with Section 15 of this Agreement, including a requirement that the Executive resign from or cease to be engaged with the Subsequent Employer. Notwithstanding the foregoing, if the Executive’s Subsequent Employer enters into an agreement directly with the Company and agrees to comparable Obligations, the Executive shall not automatically be deemed to be in breach of the Obligations by virtue of any actions taken by the Subsequent Employer, although the Executive will remain liable for any actions that he takes personally.

14.	Governing Law and Submission to Jurisdiction. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Each of the Company and the Executive (i) attorns to the exclusive jurisdiction of the courts of the Province of Alberta over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

15.	Injunctive Relief. In addition to any remedies that may be available at law or in equity as a result of a breach of this Agreement, in the event of a breach, deemed breach, or threatened breach by the Executive of any of the Obligations, the Company shall have the right to seek monetary damages and equitable relief, including, without limitation, specific performance by means of an injunction against the Executive to prevent or restrain any such breach.

16.	Survival. The provisions of Sections 5 through 7, 9 and 12 through 19 of the Employment Agreement, as amended by this Agreement, shall survive the Resignation Date and shall continue in full force and effect in accordance with their terms.

17.	Enurement. This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and permitted assigns.

18.	Entire Agreement. This Agreement together with the sections of the Employment Agreement that survive the Resignation Date set forth the entire agreement between the Executive and the Company regarding the subject matter hereof and the Executive is not relying upon any representations or promises that are not expressly included in this Agreement or the sections of the Employment Agreement that survive the Resignation Date.

19.	Amendments and Waivers. No amendments to this Agreement shall be valid or binding unless in writing and duly executed by both parties. No waiver of any breach of any term or provision of this Agreement shall be binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

20.	Severability. If any provision of this Agreement or its application in a circumstance is restricted, prohibited or unenforceable, the provision shall be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting its application to other circumstances.

21.	Counterparts. This Agreement may be executed in counterparts and delivered by means of facsimile or portable document format (PDF), each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

CANADIAN PACIFIC RAILWAY LIMITED

By:	/s/ Andrew F. Reardon
Name: Andrew F. Reardon
Title: Chairman of the Board

/s/ E. Hunter Harrison E. Hunter Harrison

SCHEDULE A

(See attached.)

Hunter Harrison

				Cdn	Price on Jan .16,2017		$194.65
				USD			$148.48	Vesting Schedule

	# of Units	Grant Price			Outstanding		Total Realized Equity Value (USD)
Grant Date					Vested	Unvested
Options
Initial Grant
June 26, 2012	650,000	$73.39		Cdn	$59,114,250	$—	$59,114,250	100% vested June ’16, available June 2017
LTIP Grants
Jan. 31, 2014	103,280	$168.84		Cdn	$1,499,432	$499,811	$1,999,243	50% 2016, 25% 2017, 25% 2018
Jan. 23, 2015	84,593	$175.92		USD	$—	$—	$—	25% 2016, 25% 2017, 25% 2018, 25% 2019
Jan. 22, 2016	129,620	$116.80		USD	$1,026,590	$3,079,771	$4,106,362	25% 2017, 25% 2018, 25% 2019, 25% 2020

Total LTIP Options:					$61,640,272	$3,579,582	$65,219,854
		Perf.
PSUs (LTIP Grant)		Factor
Jan. 31, 2014	27,348	118%	198.59	Cdn	$4,806,470		$4,806,470	Payable March 2017, performance warranting
Jan. 23, 2015	22,459	130%		USD	$—	$4,335,126	$4,335,126	Payable March 2018, performance warranting

Total:					$4,806,470	$4,335,126	$9,141,596

DSUs
Initial Grant
June 26, 2012	25,877			USD	$3,842,217	$—	$3,842,217	100% vested June 2016; Payable 1 year post retirement
Bonus DSUs
1-Feb-13	13,482				$2,001,830		$2,001,830
Feb-14	29,019			USD	$4,308,673		$4,308,673	Payable 1 year post retirement

Total value in US funds:					76,599,462	7,914,708	84,514,169

exchange rate CDN$ = USD		$0.75

Pension Liability as at December 31, 2016 ($1.5M)	20,375,000	Bonus Payment at 100% for both components	$3,300,000

Pension Liability as at December 31, 2016 ($2.0M)	27,150,000	Bonus Payment at 150% for both components	$4,950,000

Current Expense on CP’s Books for outstanding unvested options:		Company performance indicates 170% but Management recommending
2014 – CEO Grant:	275,705
2015 – CEO Grant:	492,449	Forfeited 2017 Grant with target value of $6,600,000
2016 – CEO Grant:	1,047,674

Total:	1,815,828

SCHEDULE B

FORM OF FULL AND FINAL RELEASE

I, E. HUNTER HARRISON, in exchange for the limited waiver by Canadian Pacific Railway Limited of certain restrictive covenants contained in my employment agreement referred to in the attached separation agreement (the “Separation Agreement”) dated January 18, 2017 (and subject to the terms thereof) and such other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, do hereby remise, release and forever discharge CANADIAN PACIFIC RAILWAY LIMITED and all of its affiliated and related entities and their predecessors and successors (the “Companies”) and, in such capacities, their respective officers, directors, shareholders, employees and agents (hereinafter with the Companies, collectively referred to as the “Releasees”) of and from all actions, causes of action, debts, demands, torts, dues, bonds, accounts, covenants, contracts and claims whatsoever which I ever had, now have or which I can, shall or may hereafter have for or by reason of any cause, matter or thing whatsoever, including without limiting the generality of the foregoing any actions, causes of action, suits, debts, demands, torts or claims relating to my employment or the termination of my employment with any of the Releasees, except any actions, causes of action, debts, demands, torts, dues, bonds, accounts, covenants, contracts and claims relating to the specific terms of the Separation Agreement. I also agree not to make any claim or take any proceedings in respect of the claims released against any person, corporation or other entity who or which might claim contribution or indemnity from any of the Releasees.

Except as provided for in, or under, the Separation Agreement, I hereby specifically covenant, represent and warrant to the Releasees that I have no further claim against any of the Releasees for or arising out of my employment or cessation of employment which specifically includes any claims for salary, wages, notice of termination, reinstatement, pay instead of notice, severance pay, bonus, incentive compensation, variable compensation, stock, stock options, restricted share units, warrants, equity, interest and/or vacation pay, overtime, overtime pay, benefits, pension, perquisites or claims under contract (including without limitation my employment agreement), the common law, Company policy, employment standards legislation (including without limitation the Employment Standards Code (Alberta) and the Canada Labour Code), human rights legislation (including without limitation the Alberta Human Rights Act, the Canadian Human Rights Act and the Employment Equity Act), occupational health and safety legislation (including without limitation the Occupational Health and Safety Act (Alberta), the Occupational Health and Safety Code (Alberta), and the Workers Compensation Act (Alberta)) or similar legislation. I also acknowledge that the monies paid to me include any severance pay and notice pay to which I am entitled under any employment standards legislation (including without limitation the Employment Standards Code (Alberta) and the Canada Labour Code). In the event that I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Releasees for or by reason of any cause, matter or thing related to my employment or the cessation thereof, this document may be raised as a complete bar to any such claim, demand or action.

I have read the above Full and Final Release and have obtained independent legal advice and I understand that it contains a full and final release of all claims that I have or may have against the Releasees and that there is no admission of liability on the part of any of the Releasees and that any such liability is denied.

All of the foregoing shall enure to the benefit of the Releasees, their successors and assigns, and be binding upon me and my respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF I have duly executed this Full and Final Release this 31st day of January, 2017.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)

	)	E. HUNTER HARRISON
)
Witness	)

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